EXHIBIT 21.1

                                  SUBSIDIARIES


As of March 25, 2004, the following were the Registrant's significant operating subsidiaries:


Name:   Fan Club Entertainment Co Ltd

Country of Organization:   Japan

Percent Ownership by Registrant:   67.0%

Name:   Rex Tokyo Co. Ltd

Country of Organization:   Japan

Percent Ownership by Registrant:   60.5%